Exhibit 99.1

P R E S S  R E L E A S E

Press Release # 05020

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Stephanie Welty	Heidi A. Flannery
VP of Finance & Administration, CFO

Investor Relations Counsel

TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9224	Tel: (503) 203-8808
Fax: (503) 615-8904	Fax: (503) 203-6833
Email: swelty@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. OBTAINS DISMISSAL OF FEDERAL CLASS ACTION SECURITIES COMPLAINT AGAINST ITS SAWTEK SUBSIDIARY

Hillsboro, Oregon – October 10, 2005 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today reported that the United States District Court for the Middle District of Florida dismissed with prejudice the class action complaint filed against Sawtek, Inc. (“Sawtek”), a wholly-owned subsidiary of TriQuint since 2001, and former officers of Sawtek.

The complaint originated from several nearly identical putative civil class action lawsuits filed in the United States District Court for the Middle District of Florida against Sawtek and former officers of Sawtek. The cases were consolidated into one action, and an amended complaint was filed in the consolidated action on July 21, 2003. The Company filed a motion to dismiss on September 3, 2003, and the complaint was dismissed with prejudice on October 6, 2005.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, broadband wireless access and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as a production assembly plant in Costa Rica, plus sales/application support offices in China and Korea and design centers in New England, Germany and Taiwan. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

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